Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Nocopi Technologies, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	common stock, par value $0.01 per share	(1)	Other	4,315,790	$1.6650	$7,185,790.35	0.0000870	$625.16

Total Offering Amounts:							$7,185,790.35		625.16
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$625.16

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Offering Note(s)

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement shall be deemed to cover any additional shares of common stock, par value $0.01 per share (“common stock”) that may become issuable by reason of any stock splits, stock dividends, recapitalizations or similar transactions with respect to the common stock being registered.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act and based upon the average of the high and low sales prices of a share of common stock as reported on the OTC Market (OTCQB) on October 8, 2026.